Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ATTITUDE DRINKS INCORPORATED

The corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Attitude Drinks Incorporated (the “Corporation”) by written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended and restated (the “Certificate of Incorporation”) of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation shall be amended by adding the following paragraph to Article Fourth:

“At close of business on the Effective Date (as defined below), of filing of this Certificate of Amendment with the Delaware Secretary of State, each twenty (20) shares of the Corporation’s common stock, $.001 par value (the “Common Stock”) that are issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in the Certificate of Incorporation. No fractional shares shall be issued in connection with the foregoing reverse stock split. To the extent that a shareholder holds a number of shares of Common Stock immediately after the Effective Date that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share.”

RESOLVED FURTHER, that following the reverse stock split, Article Fourth of the Corporation’s Certificate of Incorporation shall read as follows:

“FOURTH:  The total authorized capital stock which the Corporation shall have authority to issue is: One Billion Twenty Million (1,020,000,000) of which stock One Billion (1,000,000,000) shares of the par value of $.001 each shall be common stock and of which Twenty Million (20,000,000) shares of the par value of $.001 each shall be preferred stock.  Further, the board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.”

The remaining provisions of the Certificate of Incorporation shall remain unchanged.  Further, as a result of the reverse split, any outstanding options, warrants and rights as of the Effective Date that are subject to adjustment will be adjusted accordingly. Pursuant to the terms and conditions of the Company’s Series A Convertible Preferred Stock (“Series A”), the conversion rate and the voting rights of the outstanding Series A and the authorized, but unissued Series A will not adjust as a result of the reverse stock split.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on June 25, 2010 (the “Effective Date”). The effective date for trading purposes of the Common Stock may be later than the Effective Date as determined by the FINRA.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 9th day of June, 2010.

By:	/s/ Roy G. Warren
Name: Roy G. Warren
Title: Chief Executive Officer